EXHIBIT 22
                 Subsidiaries of Encore Computer Corporation
- ------------------------------------------------------------------------
Name                           Jurisdiction           Ownership
- ---------------------------    ------------   -----------------------
 Encore Computer U.S., Inc.      Delaware               100%
Encore Computer International,   Delaware               100%
 Inc.
Encore Computer Limited          Canada                100%
Encore Computer (U.K.) Limited   United                100%
                                 Kingdom
Encore Computer Belgium S.A.     Belgium               100%
Encore Computer GmbH             West                  100%
                                 Germany
Encore Computer de Puerto        Delaware              100%
 Rico, Inc.
Encore Computer  S.A.            France                100%
Encore Computer (Ireland)        Ireland               100%
 Limited
Encore Computer Italia S.p.A.    Italy                 100%
Japan Encore Computer            Japan                  50%
Encore Computer B.V.             Netherlands           100%
Encore Computer Nederlands,      Netherlands           100%
 B.V.
Encore Computer Espana S.A.      Spain                 100%
Encore Computer (Irish           Ireland                50%
 Partnership)                                           50%
Lauderdale Computer A.B.         Sweden                100%